BRF S.A.

A Public Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUNCEMENT TO THE MARKET

BRF S.A. ("Company") (BM&FBovespa: BRFS3; NYSE: BRFS), pursuant to CVM Instruction 358, of January 3, 2002, announces that the Brazilian Ministry of Agriculture, Livestock and Food Supply (MAPA) published, on the date hereof, the authorization for 3 (three) plants of the Company to export poultry and pork to China (the "Authorization").

Therefore, as of the date hereof, the plants in Toledo, State of Paraná, and in Marau, State of Rio Grande do Sul, are now able to export poulty in natura, while the plant in Campos Novos, State of Santa Catarina, is able to export pork in natura.

The Company emphasizes that the Authorization is in line with its strategic plan of globalization by means of reaching local markets, strengthening BRF‘s brands and distributing and expanding its product portfolio around the globe.

São Paulo, February 05, 2016.

Augusto Ribeiro Júnior
Chief Financial and Investor Relations Officer